EXHIBIT 21.1
List of Subsidiaries
(as of March 1, 2025)

The following is a list of subsidiaries of Verint Systems Inc., omitting certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of January 31, 2025.

Name	Jurisdiction of Incorporation or Organization
Andrew Reise Services, LLC (1)	Delaware
Verint Systems Ireland Limited	Ireland
PT Ciboodle Indonesia	Indonesia
Triniventures BV	Netherlands
Verint Americas Inc.	Delaware
Verint Brasil Ltda.	Brazil
Verint CES India Private Limited	India
Verint CES Ltd.	Israel
Verint II LLC	Delaware
Verint Netherlands BV	Netherlands
Verint Systems (Asia Pacific) Limited	Hong Kong
Verint Systems (Australia) PTY Ltd.	Australia
Verint Systems Canada Inc.	Canada
Verint Systems GmbH	Germany
Verint Systems Japan K.K.	Japan
Verint Systems Kft.	Hungary
Verint Systems SAS	France
Verint Systems (Software and Services) Pte Ltd.	Singapore
Verint Systems UK Ltd.	United Kingdom
Verint Technology Cyprus Ltd.	Cyprus
Verint Technology UK Limited	United Kingdom
Verint WS Holdings Ltd.	United Kingdom

(1)    We own a 51% equity interest in this entity.